Exhibit 99.1

MBIA Inc. Provides First Half 2009 Financial Update

ARMONK, N.Y.--(BUSINESS WIRE)--August 5, 2009--MBIA Inc. (NYSE: MBI):

Highlights

  MBIA Inc.’s Adjusted Book Value (ABV) per share (a non-GAAP measure) was $40.01 as of June 30, 2009, compared with $40.06 as of December 31, 2008. ABV excludes the impact of changes in the fair value of insured credit derivatives but includes estimated credit impairments. Those impairments in the first half of 2009 essentially offset the benefit from other components of ABV.
  MBIA Inc.’s book value per share was $13.30 as of June 30, 2009 compared with $4.78 as of December 31, 2008. Book value increased due to a $2.0 billion improvement in the fair values of insured credit derivatives and $455 million from all other components of pre-tax income.
  The Company recorded net income available to common shareholders of $1.6 billion, or $7.64 per share, for the first half of 2009, compared with a net loss of $706.4 million, or $3.33 per share, during the same period in 2008.
  The Company recorded net income available to common shareholders of $894.7 million, or $4.30 per share, for the second quarter of 2009, compared with net income of $1.7 billion, or $7.14 per share, for the second quarter of 2008.
  The Company recorded $1.1 billion in pre-tax estimated recoveries related to ineligible mortgages included in insured second-lien residential mortgage loan securitization exposures that are subject to a contractual obligation by seller/servicers to remove or replace such mortgages. In addition, during the second quarter, the Company observed continued deterioration in the performance of its insured second-lien residential mortgage loan securitization exposures and increased its related case loss reserves reflecting expectations for additional claims payments to policyholders in those transactions, resulting in an increase to incurred losses of $353.7 million. The net effect of the anticipated recoveries, increase to incurred losses and certain other reserve adjustments was a reduction in loss reserves of $729.3 million as of June 30, 2009. The Company also estimated $287.0 million in incremental credit impairments on its insured multi-sector CDO exposures in the second quarter.
  The Company’s exposure to structured finance credits in the Structured Finance and International Insurance segment declined in the second quarter, to $216.6 billion as of June 30, 2009, down from $224.8 billion as of March 31, 2009. During the second quarter, nine insured credit derivative transactions representing $9.4 billion in net par exposure either matured or were contractually terminated prior to maturity without a payment by MBIA.
  Within Investment Management Services (IMS) operations, the Advisory Services business turned in a strong performance and continued to add new clients, as its ending assets under management increased by 5 percent in the second quarter, and by 9 percent excluding assets managed for affiliates.

MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure) of $40.01 as of June 30, 2009 compared with $40.06 as of December 31, 2008. Book value per share as of June 30, 2009 was $13.30 compared to $4.78 as of December 31, 2008.

The increase in book value per share is primarily due to a decrease in the cumulative unrealized loss on insured credit derivatives of $6.19 per share. Other elements of net income contributed $1.33 to book value per share. ABV per share was essentially unchanged over the first six months of 2009, as increased impairments on insured credit derivatives were offset by the other elements of net income.

Net income available to common shareholders for the first half of 2009 was $1.6 billion, or $7.64 per share, compared with a net loss of $706.4 million, or $3.33 per share, during the same period in 2008. For the second quarter of 2009, net income available to common shareholders was $894.7 million, or $4.30 per share, compared with net income of $1.7 billion, or $7.14 per share, for the second quarter of 2008. Net income in the second quarter of 2009 was primarily the result of a net decrease in loss reserves, as a $353.7 million increase to incurred losses on insured second-lien residential mortgage backed securities (RMBS) was more than offset by $1.1 billion in estimated recoveries recorded in connection with ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations. The Company also recorded $423.8 million in unrealized gains on insured credit derivatives and $116.3 million in gains on the extinguishment of debt. Partially offsetting these positive amounts in the second quarter were $113.7 million in pre-tax other-than-temporary impairments, primarily on structured investments in the Company’s Asset Liability Management (ALM) investment portfolio.

“The performance of insured RMBS continued to deteriorate in the second quarter, and we expect continued high levels of claims payments for the balance of 2009,” said President and Chief Financial Officer Chuck Chaplin. “We believe MBIA Insurance Corp. has more than adequate resources to cover these expected payments. In addition, our embedded earnings stream continued to be evident, and we made progress in growing the asset management Advisory Services business. While litigation has slowed the progress toward re-establishing our position in the municipal bond insurance business, we continue to believe that we will ultimately prevail, and have laid the groundwork to resume writing new business.”

Segment Results

The following is a summary of results for the first six months and second quarter of 2009, as well as book value and ABV per share data:

$ in millions except per share data	U.S. Public Finance	Structured Finance and International	Investment Management Services	Corporate	Consolidated
YTD Pre-tax Income	$233	$2,330	$(34)	$(46)	$2,488
Q2 Pre-tax Income	$146	$1,260	$115	$(19)	$1,503

6/30/09 BV per share	$11.84	$11.67	$(9.28)	$(0.93)	$13.30
12/31/08 BV per share	$10.97	$5.16	$(10.53)	$(0.82)	$4.78

6/30/09 ABV per share	$19.81	$24.85	$(3.72)	$(0.93)	$40.01
12/31/08 ABV per share	$18.95	$25.17	$(3.26)	$(0.80)	$40.06

U.S. Public Finance Results

The contribution to MBIA Inc.’s book value per share attributable to the U.S. Public Finance Insurance segment was $11.84 as of June 30, 2009 compared with $10.97 as of December 31, 2008 (pro forma). The contribution to ABV per share was $19.81 as of June 30, 2009 as compared with $18.95 (pro forma) as of December 31, 2008. The increase in both book value and ABV per share is the result of net income for the segment. The U.S. Public Finance insurance business is conducted in the National Public Finance Guarantee Corporation (National) subsidiary.

While the U.S. Public Finance Insurance segment wrote virtually no new business in the first half of the year, the existing book of business performed as expected and generated scheduled premiums earned of $217.7 million in the first six months of 2009 and $104.0 million in the second quarter, up 78 percent and 73 percent, respectively, from the first half and second quarter of 2008. The growth was primarily the result of the previously announced reinsurance transaction with Financial Guaranty Insurance Corp. (FGIC) in 2008. Refunded premiums earned totaled $65.2 million for the first half of 2009, down 28 percent from $90.1 million in the first half of 2008. Refunded premiums earned were $29.0 million in the second quarter of 2009, down 65 percent from $83.8 million in the second quarter of 2008. Refundings were unusually high in the second quarter of 2008 as municipal issuers converted from auction rate securities to fixed rate debt.

Pre-tax net investment income for the U.S. Public Finance Insurance segment was $91.1 million for the first six months of 2009 and $60.0 million in the second quarter. National’s investment portfolio averaged Double-A credit quality, and totaled $5.1 billion as of June 30, 2009. National’s investment portfolio comprised 46 percent taxable securities and 54 percent tax-exempt securities as of quarter-end.

Loss and loss adjustment expenses for the U.S. Public Finance Insurance segment totaled $63.0 million in the first half of 2009 and $5.3 million in the second quarter. Approximately $55.3 million of the loss in the first half of the year was attributable to a Texas affordable housing transaction that was first recognized in the first quarter.

Expenses in the U.S. Public Finance Insurance segment for the first half of 2009 consisted of $56.7 million from the amortization of deferred acquisition costs associated with ceding commissions paid to MBIA Corp. and $28.4 million in operating expenses. In the second quarter, the amortization of deferred acquisition costs totaled $28.5 million and operating expenses were $20.6 million. No expenses were deferred in the first half of 2009 as there was virtually no new business written in the segment.

Structured Finance and International Insurance Results

The contribution to MBIA Inc.’s book value per share attributable to the Structured Finance and International Insurance segment was $11.67 as of June 30, 2009, compared with $5.16 as of December 31, 2008 (pro forma). The contribution to ABV per share was $24.85 as of June 30, 2009, as compared with $25.17 (pro forma) as of December 31, 2008. The increase in book value per share reflects net income for the segment driven by unrealized net gains (marks-to-market) on insured derivatives. The modest reduction in ABV per share reflects the impact of impairments on insured credit derivatives. The Structured Finance and International Insurance business is conducted in MBIA Corp. and its subsidiaries.

While there was no new business written in the Structured Finance and International Insurance segment in the first half of 2009, the existing book of business generated $198.6 million in scheduled premiums earned in the first six months of the year and $79.5 million in scheduled premiums earned in the second quarter. Refunded premiums earned totaled $2.0 million in the first half of the year and $1.3 million in the second quarter.

Pre-tax net investment income for the Structured Finance and International Insurance segment was $191.2 million in the first half of 2009 and $84.5 million in the second quarter. Both the second quarter and first six months of the year were affected by a lower level of invested assets due to claims payments and, to a lesser extent, by lower average yields resulting from MBIA Corp.’s shift toward a greater proportion of cash and short-term investments.

Fee income for the Structured Finance and International Insurance segment totaled $90.4 million in the first six months of 2009 and $48.4 million in the second quarter. Fees in the second quarter included $28.5 million representing the amortization of ceding commission income received by MBIA Corp. from National in connection with the Company’s Transformation.

Realized gains and other settlements on insured derivatives totaled $63.6 million in the first half of 2009 and $31.9 million in the second quarter, consisting almost entirely of premiums attributable to insured credit derivatives.

The Structured Finance and International Insurance segment recognized $423.6 million in pre-tax unrealized net gains (marks-to-market) on insured credit derivatives in the second quarter of 2009. Pre-tax unrealized net gains on insured credit derivatives totaled $2.0 billion for the first six months of 2009. The table below estimates the attributes of the second quarter unrealized net gain on insured credit derivatives.

	Spread Changes	Credit Migration	Collateral Erosion	Time to Maturity	Change in Libor	Non- Performance Risk	Other	Total
$ millions
Multi-sector CDO	2	(85)	(621)	17	77	(51)	416	(245)
Multi-sector CDO-squared	(1)	(8)	4	(11)	95	(114)	65	30
Commercial Real Estate/CMBS	540	(85)	10	194	306	(785)	47	227
Corporate	2,097	(33)	(67)	231	153	(1,966)	(25)	390
Other	(3)	0	6	39	12	(216)	183	21
Total	2,635	(211)	(668)	470	643	(3,132)	686	423

During the second quarter spreads on collateral narrowed, remaining time to maturity decreased and the discount rate increased. These positive effects were partially offset by the impact of MBIA Corp.’s and its reinsurers’ non-performance risk on all factors affecting the fair value. The market’s perception of MBIA’s and its reinsurers’ default risk, as measured by credit default swap spreads, was essentially unchanged in the second quarter.

Pre-tax net investment losses from other-than-temporary impairments in the Structured Finance and International Insurance segment totaled $6.2 million in the second quarter. An additional $85.4 million of pre-tax non-credit-related impairments on debt securities were charged directly to equity through other comprehensive income from the application of the recently issued accounting guidance on the recognition and presentation of other-than-temporary impairments.

The Structured Finance and International Insurance segment incurred a $734.6 million net benefit to loss and loss adjustment expenses in the second quarter of 2009 as it recorded approximately $1.1 billion in estimated recoveries in connection with ineligible mortgages in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the seller/servicer to repurchase or replace the mortgages. The anticipated recoveries arise from a forensic review of 23,765 defaulted mortgage loans in 24 insured second-lien mortgage loan securitizations. These 24 securitizations contain a total of 496,917 mortgage loans. The 23,765 defaulted mortgage loans reviewed thus far represent approximately 27 percent of the total number of mortgage loans in these securitizations that are currently delinquent or defaulted. Based on this review, the Company has concluded that the delinquent and defaulted loans that were reviewed breached the representations and warranties in the related insured RMBS securitization and that, as a result, the seller/servicer is contractually obligated to repurchase these ineligible loans at a price equal to their outstanding principal balance plus accrued interest or to replace them with eligible mortgage loans. While the Company believes that these mortgage loans are subject to a repurchase or replacement obligation by the seller/servicers, successful challenges of such determinations by the seller/servicers could result in the Company recovering less than the amount of its estimated recoveries. The Company is continuing to review and evaluate additional mortgage loans in its insured RMBS pools and expects that there will be additional mortgages in these or in other transactions that are subject to a repurchase or replacement obligation by the seller/servicer. In addition, recoveries and damages from legal actions that MBIA has filed against certain of the seller/servicers could result in recoveries that are substantially higher than the amount currently recognized as recoveries. Partially offsetting the $1.1 billion in pre-tax recoveries was a $353.7 million increase in losses incurred, reflecting additional deterioration in the performance of these insured exposures.

As part of the ongoing review of the performance expectations for its insured portfolio, the Company monitors and discloses a non-GAAP measure that it refers to as “credit impairments.” Credit impairments represent the present value of future expected loss payments on insured credit derivatives, net of recoveries. In the second quarter of 2009, the Company estimated $287.0 million in incremental credit impairments on its multi-sector CDO exposures. Although the Company’s income statement includes the change in fair value of insured credit derivatives, it regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present value of amounts it expects to pay in claims net of recoveries with respect to insured credit derivatives. The aggregate total credit impairment for the Company’s outstanding insured credit derivatives was $1.6 billion as of the end of the second quarter. The total impairment amount on insured credit derivatives is analogous to case loss reserves on financial guarantee policies as both represent the present value of future expected loss payments net of recoveries.

Other than the credit impairments, the Company expects the unrealized gains and losses in fair value (marks-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives. As of June 30, 2009, the Company carried a net derivative liability (the cumulative mark-to-market on insured credit derivatives) of $3.4 billion for all insured credit derivatives.

While the Company believes that its current estimates for loss reserves and credit impairments on insured credit derivatives for its housing-related exposures reflect expected losses, it will continue to monitor the performance of the collateral underlying these exposures and adjust its loss reserves and credit impairment estimates in future periods should expectations change.

The Structured Finance and International Insurance segment’s insured portfolio declined in size in the second quarter of 2009, to $216.6 billion as of June 30, 2009, down from $224.8 billion as of March 31, 2009. During the second quarter, nine insured credit derivative transactions representing $9.4 billion in net par exposure either matured or were contractually terminated prior to maturity without payments by MBIA. There were no material commutations of insured credit derivative exposures requiring a payment by MBIA in the quarter. The reduction in net par resulting from amortization, terminations and maturities during the quarter was partially offset by the reassumption of approximately $1.3 billion in previously ceded exposure as a result of a commutation agreement with one reinsurer.

The Structured Finance and International Insurance segment’s gross insurance operating expenses (prior to deferrals or the amortization of previously deferred amounts) were $104.9 million in the first half of 2009 and $35.7 million in the second quarter. While cost-reduction efforts have resulted in lower compensation-related expenses, the segment has experienced increases in consulting, legal and loss prevention expenses, a significant portion of which are related to efforts to obtain recoveries on improperly originated and serviced transactions. As there was no new business written in the segment during the first half of 2009, no expenses were deferred.

During the second quarter of 2009, MBIA Corp. paid a total of $644.6 million in net claims primarily in connection with its second-lien residential mortgage exposures. As of June 30, 2009, MBIA Corp.’s statutory balance sheet reflected $5.6 billion in cash and invested assets including $1.3 billion of cash and short-term investments available to meet demands on its liquidity. In addition, MBIA Corp.’s other invested assets included a $2.0 billion inter-company secured loan facility, $1.7 billion in long-term investments and other assets, and $583 million in investments in subsidiaries.

MBIA Insurance Corp.’s statutory capital and surplus was $2.9 billion at June 30, 2009. In addition, MBIA’s statutory contingency reserve was $1.3 billion. MBIA Corp.’s claims-paying resources totaled $7.8 billion as of June 30, 2009.

Investment Management Services

The Investment Management Services business’ contribution to book value per share improved from ($10.53) as of December 31, 2008 to ($9.28) as of June 30, 2009. The improvement resulted from a reduction in unrealized losses in Other Comprehensive Income. ABV per share declined slightly, from ($3.26) to ($3.72) due to the impact of lower expected future spread income from asset impairments.

Ending assets under management in the Advisory Services business were $34.9 billion as of June 30, 2009, a 5 percent increase from $33.1 billion as of March 31, 2009 and a 9 percent increase from $31.9 billion as of year-end 2008. Excluding assets managed for affiliates, assets under management in the Advisory Services business increased 9 percent in the second quarter of 2009 and 18 percent in the first six months of the year. The growth reflects the Company’s success in adding new clients despite a difficult business environment.

The ALM and conduit businesses continued to wind-down throughout the first half of 2009. As of June 30, 2009, the Company had $8.8 billion in outstanding guaranteed investment contract, medium term note and repurchase agreement liabilities (all at book value) related to its ALM business, down from $9.7 billion as of March 31, 2009 and $12.3 billion as of December 31, 2008. Total invested assets in the ALM business were $8.1 billion as of June 30, 2009, excluding unrealized losses, of which $1.3 billion consisted of cash and short-term investments. The Company believes that its liquidity resources, along with cash flows generated from the ALM assets, will adequately provide for the cash outflows and collateral posting requirements of the ALM business, irrespective of ratings.

Assets under management in the conduit business totaled $1.8 billion as of June 30, 2009, down from $2.1 billion as of March 31, 2009 and $2.4 billion as of December 31, 2008. Conduit assets declined due to the maturity and scheduled amortization of transactions and the repurchase of a medium-term note.

First half and second quarter 2009 results for the IMS operation, excluding gains and losses, reflected the negative impact of lower ALM contract balances, negative net interest spread resulting from sales of assets and reinvestment in cash to meet termination payments and collateralization requirements as well as the additional cost of liquidity borrowings from external and intercompany sources.

In the second quarter, the pre-tax net gain for the IMS operation on financial instruments at fair value and foreign exchange was $114.7 million, net realized gains were $18.7 million and net investment losses from other-than-temporary impairments totaled $107.4 million. An additional $158.4 million of pre-tax non-credit-related impairments on debt securities were charged directly to equity through other comprehensive income from the application of the recently issued accounting guidance on the recognition and presentation of other-than-temporary impairments. The pre-tax net gain on financial instruments at fair value and foreign exchange was primarily the result of gains on interest rate swaps in the ALM portfolio, while the investment losses primarily resulted from the recognition of other-than-temporary impairments to securities held in the ALM asset portfolio. There were no impairments to conduit assets. Pre-tax net gains on the extinguishment of debt totaled $115.1 million in the second quarter and resulted from the repurchase of medium-term notes at discounts.

Corporate Segment

The contribution to MBIA Inc.’s book value per share attributable to the Corporate segment was $(0.93) as of June 30, 2009, compared with $(0.82) as of December 31, 2008. The contribution to consolidated ABV per share was $(0.93) as of June 30, 2009, as compared with $(0.80) as of December 31, 2008.

MBIA Inc. purchased 39 percent of the outstanding preferred shares of MBIA Insurance Corporation during the second quarter through the combination of a tender offer and open market transactions. The purchase price of the preferred shares totaled $10.8 million, or 10 percent of their liquidation preference amount of $108.2 million. The Company also repurchased $1.7 million of its 4.50% Notes due June 2010 and $7.0 million of its 9.375% Notes due February 2011 at discounts during the second quarter, resulting in gains totaling $1.2 million. The Company did not repurchase any shares of its common stock during the second quarter.

As of June 30, 2009 the Corporate segment of MBIA Inc. had $378.0 million in cash and short-term investments, an amount sufficient to meet approximately the next 2.4 years of debt service and operating expense requirements.

Deferred Tax Asset

As of June 30, 2009, the Company carried a net deferred tax asset of $1.3 billion on its consolidated balance sheet. The amount of the net deferred tax asset, which can be used to offset future income, is driven by cumulative mark-to-market unrealized losses recorded on the Company’s insured credit derivative and investment portfolios. Capital losses, primarily associated with the write-down due to other-than-temporary impairments and sale of assets in the ALM portfolio and MBIA Corp., can only be used to offset available realized capital gains. Consequently, the Company has increased its previously established valuation allowance by $23.7 million in the second quarter to a total of $90.9 million for the year against the portion of the deferred tax asset related to other-than-temporary impairments and realized capital losses expected to be carried forward. In addition, $29.9 million of the valuation allowance that was established in prior periods has been reversed as part of the cumulative effect adjustment of adopting new accounting guidance on the recognition and presentation of other-than-temporary impairments. As of June 30, 2009, the Company has a valuation allowance totaling $412.3 million. The Company continues to have no net deferred tax asset recorded for the realized capital losses on the sales of, and other-than-temporary impairments on, assets in the investment portfolio. The Company believes that the income expected in the future will be sufficient to allow it to realize the full value of the remaining net deferred tax asset. However, the Company’s valuation allowance may increase or decrease in the future depending on the nature and amount of future earnings of appropriate character for tax purposes.

Conference Call

MBIA Inc. will host a webcast and conference call for investors tomorrow, Thursday, August 6, 2009 at 8:00 AM (EDT) to discuss its second quarter 2009 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 20124515. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on August 6 until 5:00 p.m. on August 20 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 20124515. In addition, a recording of the call will be available on MBIA Inc.'s Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will experience severe losses due to increased deterioration in its insurance portfolios; significant fluctuations in liquidity and asset values with the global credit markets; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; further changes in the Company’s credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. MBIA cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City and Sydney. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company believes the estimation of credit impairments, which are the present value of future expected loss and loss adjustment expense payments, net of recoveries, on insured credit derivatives, provides additional important information for investors. Other than the impairments, the Company expects the gains and losses in fair value of insured credit derivatives to reverse over time.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands)

	June 30, 2009	December 31, 2008

Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $11,907,958 and $13,245,574) (includes hybrid
financial instruments at fair value $29,428 and $25,498)	$9,797,192	$11,223,716
Investments held-to-maturity, at amortized cost
(fair value $2,295,828 and $3,109,248)	2,843,238	3,156,969
Investments pledged as collateral, at fair value
(amortized cost $848,303 and $1,101,929)	736,615	845,887
Short-term investments held as available-for-sale, at fair value
(amortized cost $3,403,448 and $4,728,090)	3,365,229	4,693,283
Short-term investments held-to-maturity, at amortized cost (fair value
$1,113,431 and $485,857)	1,114,288	498,865
Other investments	417,248	220,412
Total investments	18,273,810	20,639,132

Cash and cash equivalents	899,599	2,279,783
Accrued investment income	119,982	201,688
Premiums receivable	2,130,976	7,744
Deferred acquisition costs	514,194	560,632
Prepaid reinsurance premiums	450,667	216,609
Receivable for insurance loss recoveries	1,745,144	458,512
Reinsurance recoverable on paid and unpaid losses	52,100	173,548
Goodwill	76,938	76,938
Property and equipment (net of accumulated depreciation)	103,942	105,364
Receivable for investments sold	304,118	77,464
Derivative assets	754,890	911,188
Current income taxes	64,194	240,871
Deferred income taxes, net	1,274,821	2,374,164
Other assets	531,092	706,812
Total assets	$27,296,467	$29,030,449

Liabilities and Equity

Liabilities:
Unearned premium revenue	$ 5,336,856	$ 3,424,402
Loss and loss adjustment expense reserves	1,260,652	1,557,884
Reinsurance premiums payable	297,153	8,672
Investment agreements	3,026,784	4,666,944
Medium-term notes (includes financial instruments at
fair value $122,006 and $176,261)	4,135,921	6,339,527
Variable interest entity notes	2,637,031	1,791,597
Securities sold under agreements to repurchase	690,661	802,938
Long-term debt	2,516,725	2,396,059
Deferred fee revenue	86,523	44,989
Payable for investments purchased	36,671	239
Derivative liabilities	4,189,241	6,470,874
Other liabilities	300,311	504,306
Total liabilities	24,514,529	28,008,431

Equity:
Common stock	274,885	273,200
Additional paid-in capital	3,054,045	3,050,506
Retained earnings	3,361,494	1,629,187
Accumulated other comprehensive loss	(1,741,199)	(1,775,954)
Treasury stock	(2,184,065)	(2,182,519)
Total shareholders' equity of MBIA Inc.	2,765,160	994,420
Preferred stock of subsidiary	16,778	27,598
Total equity	2,781,938	1,022,018

Total liabilities and equity	$27,296,467	$29,030,449

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

Three months ended June 30, 2009	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Investment Management Services	Corporate	Subtotal	Intercompany Eliminations	Consolidated
Revenues:
Scheduled premiums earned	$103,973	$79,544	$-	$-	$183,517	$(30,391)	$153,126
Refunded premiums earned	29,028	1,289	-	-	30,317	(5,495)	24,822
Total premiums earned	133,001	80,833	-	-	213,834	(35,886)	177,948

Net investment income	60,028	84,468	52,082	4,082	200,660	(21,372)	179,288
Fees and reimbursements	333	48,442	12,088	-	60,863	(39,057)	21,806
Realized gains and other settlements
on insured derivatives	130	31,906	-	-	32,036	-	32,036
Unrealized gains on insured derivatives	188	423,598	-	-	423,786	-	423,786
Net change in fair value of insured derivatives	318	455,504	-	-	455,822	-	455,822
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	12,298	114,720	(2,639)	124,379	-	124,379
Net realized gains	7,019	604	18,746	3,853	30,222	-	30,222

Investment losses - other than temporary impairments	-	(91,586)	(265,832)	-	(357,418)	-	(357,418)
Non-credit related losses on investments not expected to be
sold (recognized in accumulated other comprehensive loss)	-	85,369	158,383	-	243,752	-	243,752
Net investment losses - other than temporary impairments	-	(6,217)	(107,449)	-	(113,666)	-	(113,666)
Net gains on extinguishment of debt	-	-	115,138	1,165	116,303	-	116,303

Total revenues	200,699	675,932	205,325	6,461	1,088,417	(96,315)	992,102

Expenses:
Loss and LAE incurred	5,250	(734,561)	-	-	(729,311)	-	(729,311)
Amortization of deferred acquisition costs	28,477	58,484	-	-	86,961	(60,894)	26,067
Operating	20,574	39,310	20,741	7,203	87,828	(7,877)	79,951
Interest	-	53,022	69,157	17,839	140,018	(27,544)	112,474

Total expenses	54,301	(583,745)	89,898	25,042	(414,504)	(96,315)	(510,819)

Pre-tax income (loss)	$146,398	$1,259,677	$115,427	$(18,581)	$1,502,921	$-	1,502,921

Provision for income taxes							604,907

Net income							898,014

Preferred stock dividends of subsidiary							3,271

Net income available to common shareholders							$894,743

Three months ended June 30, 2008		Insurance	Investment Management Services	Corporate	Subtotal	Intercompany Eliminations	Consolidated
Revenues:
Scheduled premiums earned		$153,865	$-	$-	$153,865	$(8,229)	$145,636
Refunded premiums earned		87,757	-	-	87,757	-	87,757
Total premiums earned		241,622	-	-	241,622	(8,229)	233,393

Net investment income		148,067	253,175	7,707	408,949	8,397	417,346
Fees and reimbursements		2,453	14,235	-	16,688	(4,132)	12,556
Realized gains and other settlements
on insured derivatives		34,304	-	-	34,304	-	34,304
Unrealized gains on insured derivatives		3,324,313	-	-	3,324,313	-	3,324,313
Net change in fair value of insured derivatives		3,358,617	-	-	3,358,617	-	3,358,617
Net gains (losses) on financial instruments
at fair value and foreign exchange		102,287	(69,952)	54,450	86,785	-	86,785
Net realized gains (losses)		22,762	(407,568)	1,509	(383,297)	-	(383,297)

Investment losses - other than temporary impairments		-	(436,164)	-	(436,164)	-	(436,164)
Non-credit related losses on investments not expected to be
sold (recognized in accumulated other comprehensive loss)		-	-	-	-	-	-
Net investment losses - other than temporary impairments		-	(436,164)	-	(436,164)	-	(436,164)
Net gains on extinguishment of debt		-	65,676	-	65,676	-	65,676

Total revenues		3,875,808	(580,598)	63,666	3,358,876	(3,964)	3,354,912

Expenses:
Loss and LAE incurred		22,344	-	-	22,344	-	22,344
Amortization of deferred acquisition costs		22,977	-	-	22,977	-	22,977
Operating		41,034	23,844	4,877	69,755	(3,433)	66,322
Interest		46,664	241,826	19,956	308,446	(531)	307,915

Total expenses		133,019	265,670	24,833	423,522	(3,964)	419,558

Pre-tax income (loss)		$3,742,789	$(846,268)	$38,833	$2,935,354	$-	2,935,354

Provision for income taxes							1,234,994

Net income							$1,700,360

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

Six months ended June 30, 2009	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Investment Management Services	Corporate	Subtotal	Intercompany Eliminations	Consolidated
Revenues:
Scheduled premiums earned	$217,672	$198,578	$-	$-	$416,250	$(68,149)	$348,101
Refunded premiums earned	65,175	2,035	-	-	67,210	(8,694)	58,516
Total premiums earned	282,847	200,613	-	-	483,460	(76,843)	406,617

Net investment income	91,128	191,248	122,356	11,329	416,061	(47,871)	368,190
Fees and reimbursements	577	90,368	24,103	-	115,048	(74,022)	41,026
Realized gains and other settlements
on insured derivatives	186	63,632	-	-	63,818	-	63,818
Unrealized gains (losses) on insured derivatives	(167)	2,033,117	-	-	2,032,950	-	2,032,950
Net change in fair value of insured derivatives	19	2,096,749	-	-	2,096,768	-	2,096,768
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	12,496	160,705	(11,443)	161,758	-	161,758
Net realized gains	7,019	8,926	45,572	2,894	64,411	-	64,411

Investment losses - other than temporary impairments	-	(125,730)	(461,677)	-	(587,407)	-	(587,407)
Non-credit related losses on investments not expected to be
sold (recognized in accumulated other comprehensive loss)	-	85,369	158,383	-	243,752	-	243,752
Net investment losses - other than temporary impairments	-	(40,361)	(303,294)	-	(343,655)	-	(343,655)
Net gains on extinguishment of debt	-	488	118,815	1,940	121,243	5,158	126,401

Total revenues	381,590	2,560,527	168,257	4,720	3,115,094	(193,578)	2,921,516

Expenses:
Loss and LAE incurred	62,998	(98,584)	-	-	(35,586)	-	(35,586)
Amortization of deferred acquisition costs	56,733	116,021	-	-	172,754	(125,987)	46,767
Operating	28,364	104,859	38,234	15,545	187,002	(14,512)	172,490
Interest	-	107,972	164,444	35,574	307,990	(58,237)	249,753

Total expenses	148,095	230,268	202,678	51,119	632,160	(198,736)	433,424

Pre-tax income (loss)	$233,495	$2,330,259	$(34,421)	$(46,399)	$2,482,934	$5,158	2,488,092

Provision for income taxes							889,430

Net income							1,598,662

Preferred stock dividends of subsidiary							7,213

Net income available to common shareholders							$1,591,449

Six months ended June 30, 2008		Insurance	Investment Management Services	Corporate	Subtotal	Intercompany Eliminations	Consolidated
Revenues:
Scheduled premiums earned		$310,013	$-	$-	$310,013	$(16,857)	$293,156
Refunded premiums earned		95,552	-	-	95,552	-	95,552
Total premiums earned		405,565	-	-	405,565	(16,857)	388,708

Net investment income		300,700	603,036	14,864	918,600	13,810	932,410
Fees and reimbursements		2,269	25,085	-	27,354	(7,506)	19,848
Realized gains and other settlements
on insured derivatives		68,062	-	-	68,062	-	68,062
Unrealized losses on insured derivatives		(252,790)	-	-	(252,790)	-	(252,790)
Net change in fair value of insured derivatives		(184,728)	-	-	(184,728)	-	(184,728)
Net gains (losses) on financial instruments
at fair value and foreign exchange		162,058	(9,980)	11,269	163,347	-	163,347
Net realized gains (losses)		42,114	(369,673)	868	(326,691)	-	(326,691)

Investment losses - other than temporary impairments		-	(659,779)	-	(659,779)	-	(659,779)
Non-credit related losses on investments not expected to be
sold (recognized in accumulated other comprehensive loss)		-	-	-	-	-	-
Net investment losses - other than temporary impairments		-	(659,779)	-	(659,779)	-	(659,779)
Net gains on extinguishment of debt		-	79,217	-	79,217	-	79,217

Total revenues		727,978	(332,094)	27,001	422,885	(10,553)	412,332

Expenses:
Loss and LAE incurred		309,952	-	-	309,952	-	309,952
Amortization of deferred acquisition costs		38,529	-	-	38,529	-	38,529
Operating		87,303	40,371	12,053	139,727	(9,948)	129,779
Interest		93,411	565,660	40,090	699,161	(605)	698,556

Total expenses		529,195	606,031	52,143	1,187,369	(10,553)	1,176,816

Pre-tax income (loss)		$198,783	$(938,125)	$(25,142)	$(764,484)	$-	(764,484)

Benefit for income taxes							(58,111)

Net loss							$(706,373)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

		June 30, 2009
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Investment Management Services	Corporate	Consolidated

Reported Book Value		$11.84	$11.67	($9.28)	($0.93)	$13.30

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	10.74	0.00	0.00	10.74

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(4.98)	0.00	0.00	(4.98)

Reverse:	Unrealized (gains) losses included in OCI	0.20	1.54	6.94	0.00	8.68

Analytic Book Value		12.04	18.97	(2.34)	(0.93)	27.74

Plus:	Net unearned premium revenue, after tax (1) (2)	8.93	6.80	0.00	0.00	15.73

Plus:	Asset/Liability products adjustment	0.00	0.00	(1.38)	0.00	(1.38)

Plus:	Loss provision (3)	(1.16)	(0.92)	0.00	0.00	(2.08)
Adjusted Book Value (4)		$19.81	$24.85	($3.72)	($0.93)	$40.01

		December 31, 2008
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	Investment Management Services	Corporate	Consolidated

Reported Book Value		$10.97	$5.16	($10.53)	($0.82)	$4.78

Plus:	Cumulative unrealized loss on insured credit derivatives, after tax	0.00	16.92	0.00	0.00	16.92

Less:	Cumulative impairments on insured credit derivatives, after tax	0.00	(3.78)	0.00	0.00	(3.78)

Reverse:	Unrealized (gains) losses included in OCI	(0.02)	1.18	7.85	0.02	9.03

Analytic Book Value		10.95	19.48	(2.68)	(0.80)	26.95

Plus:	Net unearned premium revenue, after tax (1) (2)	9.42	6.38	0.00	0.00	15.80

Plus:	Asset/Liability products adjustment	0.00	0.00	(0.58)	0.00	(0.58)

Plus:	Loss provision (3)	(1.42)	(0.69)	0.00	0.00	(2.11)
Adjusted Book Value (4)		$18.95	$25.17	($3.26)	($0.80)	$40.06
(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative revenue.
(2)

At June 30, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by SFAS 163 and the discount rate on Insured Derivative installment revenue was 5.03%. At December 31, 2008 the discount rate was 5.03% for both Financial Guarantee and Insured Derivative installments.

(3)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
(4)	A non-GAAP measure.
Net Income (Loss) per Common Share:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Basic	$4.30	$7.14	$7.64	($3.33)
Diluted	$4.30	$7.14	$7.64	($3.33)

Weighted-Average Number of Common Shares Outstanding:
Basic	208,097,729	238,152,768	208,287,929	212,242,994
Diluted	208,097,729	238,152,768	208,287,929	212,242,994

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation
		Proforma
	June 30, 2009	December 31, 2008

Capital and surplus	$353.6	$416.0
Contingency reserve	1,367.9	1,357.0

Capital base	1,721.5	1,773.0

Unearned premium reserve	3,321.7	3,479.0
Present value of installment premiums (1)	302.2	298.0

Premium resources (2)	3,623.9	3,777.0

Loss and loss adjustment expense reserves	147.3	179.0

Total claims-paying resources	$5,492.7	$5,729.0

Net debt service outstanding	$874,233.0	$908,087.0

Capital ratio (3)	508:1	512:1

Claims-paying ratio (4)	207:1	206:1

MBIA Insurance Corporation
		Proforma
	June 30, 2009	December 31, 2008

Capital and surplus	$2,927.4	$3,087.0
Contingency reserve	1,315.1	1,238.0

Capital base	4,242.5	4,325.0

Unearned premium reserve	730.1	691.0
Present value of installment premiums (1)	1,947.8	2,088.0

Premium resources (2)	2,677.9	2,779.0

Loss and loss adjustment expense reserves	857.5	1,692.0

Total claims-paying resources	$7,777.9	$8,796.0

Net debt service outstanding	$284,183.5	$290,261.0

Capital ratio (3)	67:1	67:1

Claims-paying ratio (4)	42:1	37:1

(1)	At June 30, 2009 and December 31, 2008 the discount rate was 5.03%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by the capital base.
(4)	Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.

CONTACT:
MBIA Inc., Media:
Kevin Brown, +1-914-765-3648
or
MBIA Inc., Media:
Elizabeth James, +1-914-765-3889
or
MBIA Inc., Investor Relations:
Greg Diamond +1-914-765-3190